Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Current Report on Form 8-K/A (Amendment No. 1) (this “Current Report”) of Generation Hemp, Inc., a Colorado corporation of our report dated March 29, 2021 with respect to our audits of the Halcyon Thruput, LLC financial statements as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and the period from inception (March 21, 2019) to December 31, 2019, which report appears in this Current Report.

/s/ Haynie & Company

Salt Lake City, Utah

March 29, 2021